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              Diodes Incorporated Increases Fourth Quarter Guidance

DALLAS, TX - December 12, 2007 - Diodes Incorporated (Nasdaq: DIOD) today increased its guidance for the fourth quarter of 2007.

The Company now expects fourth quarter gross profit margin to increase 120 to 150 basis points sequentially from the 32.4% reported in the third quarter, compared to its previous guidance of a 60 to 110 basis point increase. The Company noted that product mix and manufacturing efficiencies are the key drivers for the margin improvement. Additionally, the Company reaffirmed its fourth quarter revenue guidance to be in the range of $106 million to $109 million.

About Diodes Incorporated
Diodes Incorporated (NASDAQ:DIOD - News) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR(R) technology. Diodes, Inc.'s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we now expect an increase in our fourth quarter gross profit margin sequentially from third quarter; we note that product mix and manufacturing efficiencies are the key drivers for the margin improvement; and we reaffirm our fourth quarter revenue guidance. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets with Diodes' existing operations, the Company's ability to successfully make additional acquisitions, risks of domestic and foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:           Investor Contact:            Investor Contact:
Carl Wertz                 Leanne Sievers               Ryan Bright
Chief Financial Officer    EVP, IR                      Senior Account Manager
Diodes, Inc.               Shelton Group                Shelton Group
(805) 446-4800             (949) 224-3874               (972) 239-5119 x 159
carl_wertz@diodes.com      lsievers@sheltongroup.com    rbright@sheltongroup.com